                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D(B),(C) AND (D) AND AMENDMENTS THERETO FILED
                       PURSUANT TO RULE 13D-2(B) AND (D)


                                 JNI Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   46622G105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                August 30, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [_] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [_] Rule 13d-1(d)

                                   Page 1 of 5

         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                  SCHEDULE 13G
CUSIP NO. 46622G105                                            PAGE 2 OF 5 PAGES


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1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Lloyd I. Miller, III                  ###-##-####
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (A)  [_]
                                                                 (B)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
--------------------------------------------------------------------------------

               5    SOLE VOTING POWER

                    1,039,426
  NUMBER OF    -----------------------------------------------------------------
   SHARES
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY
    EACH            537,750
  REPORTING    -----------------------------------------------------------------
   PERSON
    WITH       7    SOLE DISPOSITIVE POWER

                    929,226
               -----------------------------------------------------------------

               8    SHARED DISPOSITIVE POWER

                    647,950
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,577,176
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     6.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON


     IN-IA-OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                                                     Page 3 of 5

Item 1(a).  Name of Issuer:                                               JNI Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:              10945 Vista Sorrento Parkway
                                                                          San Diego, CA 92130
Item 2(a).  Name of Person Filing:                                        Lloyd I. Miller, III

Item 2(b).  Address of Principal Business Office, or if None, Residence:  4550 Gordon Drive, Naples, Florida 34102

Item 2(c).  Citizenship:                                                  U.S.A.

Item 2(d).  Title of Class of Securities:                                 Common Stock, $0.001 par value

Item 2(e).  CUSIP Number:                                                 46622G105

Item 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or
          (c), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable, this statement is filed pursuant to 13d-1(c).

Item 4. OWNERSHIP: The reporting person (i) shares dispositive power with respect to 647,950 of the reported securities as an investment advisor to the trustee of certain family trusts, as a trustee to certain grantor retained annuity trusts, and as a co-trustee for a certain generation skipping trust; (ii) shares voting power with respect to 537,750 of the reported securities an investment advisor to the trustee of certain family trusts and as a co-trustee for a certain generation skipping trust; (iii) has sole dispositive power with respect to 929,226 of the reported securities as the manager of a limited liability company that is the general partner of a limited partnership, as the custodian to certain accounts set up under the Florida Uniform Gift to Minors Act, as the trustee to certain generation skipping trusts and as co-trustee to a certain trust; and
          (iv) has sole voting power with respect to 1,039,426 of the reported securities as the manager of a limited liability company that is the general partner of a limited partnership, as a trustee to certain grantor retained annuity trusts, as the custodian to certain accounts set up under the Florida Uniform Gift to Minors Act, as the trustee to certain generation skipping trusts and as co-trustee to a certain trust.

     (a)  1,577,176

     (b)  6.0%

     (c)  (i)   sole voting power:         1,039,426


          (ii)  shared voting power:         537,750


          (iii) sole dispositive power:      929,226


          (iv)  shared dispositive power:    647,950



Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

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                                                                     Page 4 of 5

         Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
         COMPANY:

         Not Applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.
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                                                                     Page 5 of 5


Item 10.  CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: October 15, 2002

                                                /s/ Lloyd I. Miller, III
                                        ----------------------------------------
                                                  Lloyd I. Miller, III